Exhibit 6.2

ETAPA WINDOW FASHIONS INC.

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS AGREEMENT made as of 1 June 2014 (the “Effective Date”) among:

1.	Trung Pham, an individual, residing at [ADDRESS] (“Trung”); and

2.	Etapa Window Fashions Inc., a corporation incorporated in accordance with the federal laws of Canada with corporation number 7169299 (the "Corporation" and together with Trung, each a “Party” and collectively, the “Parties”).

Background

A.	The Corporation is incorporated federally under the Canada Business Corporations Act, RSC 1985, c C-44, as amended from time to time (the "Act").

B.	The Corporation is authorized to issue an unlimited number of Class A shares and an unlimited number of Class B shares in the capital of the Corporation with the rights as set out in the Articles (defined below), unless otherwise distinguished under this Agreement.

C.	As of the Effective Date of this Agreement, Class A shares are the only shares issued and outstanding by the Corporation and all Shareholders (defined below) beneficially own all of the issued and outstanding shares of the Corporation.

D.	The Act permits the shareholders to enter into a shareholders’ agreement, in writing, to restrict the powers of the directors of the Corporation to manage the business and affairs of the Corporation, and to confer certain powers normally possessed by the directors of the Corporation on to the shareholders.

E.	The Voting Shareholder and the Corporation have decided to enter into this Agreement to set out the interests, obligations, liabilities, ownership and rights in the Corporation.

F.	The Shareholder (as defined herein) as of the date hereof has executed this Agreement.

G.	The Corporation has executed this Agreement for the purpose of acknowledging notice of this Agreement and, where necessary, for the purpose of agreeing to give effect to the terms of this Agreement.

IN CONSIDERATION OF the premises and mutual covenants and agreements in this agreement, the sufficiency of which is hereby acknowledged, the Parties agree as follows (the “Agreement”):

Definitions and Interpretation

1.	For the purposes of this Agreement (including the recitals and the Schedules hereto), unless the context otherwise requires, capitalized terms found herein shall have the respective meanings set out at Schedule “C”: Definitions and Interpretation.

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By-Laws and Articles

2.	The By-laws and Articles will be read as being subject to the provisions of this Agreement. They will not be amended or repealed except by written agreement of the majority of the Voting Shareholders.

Agreement to be Bound

3.	Each Person who becomes a Shareholder must concurrently with becoming a Shareholder execute and deliver to the Corporation an executed Deed of Adherence, set out at Schedule “A”: Deed of Adherence, or a written agreement in form and substance satisfactory to the Corporation, agreeing to be bound by this Agreement.

Representations and Warranties

4.	For the purposes of this Agreement, the representations and warranties shall be set out at Schedule “D”: Definitions and Interpretation.

Notice of this Agreement on Shares

5.	Share certificates of the Voting Shareholders will have subscribed on them the following notice or a notice that is substantially similar to the following notice:

The shares represented by this certificate are subject to a shareholders’ agreement, made as of the Effective Date. On application by the registered holder of this certificate, the Corporation shall provide such holder with the full text setting out his/her rights, privileges, conditions and restrictions respecting each class of shares of which the issuance is authorized by the articles, together with, if applicable, the rights, privileges, conditions and restrictions respecting each series of shares, in as much as the Directors have determined such rights, privileges, conditions and restrictions.

Directors and Shareholders

6.	The Corporation will have a minimum of one (1) director and a maximum of four (4) directors, unless the number of directors is increased or decreased by 50.1% approval of the Voting Shareholders.

(i)	The Director shall initially be Trung Pham,

or his replacement nominees as appointed from time to time. If a Director resigns or is removed, such vacancy may be filled by the election or appointment of a Director nominated by the departing Director within thirty (30) days of such vacancy so long as they are a Voting Shareholder holding at least thirty (30%) percent of the Shares, or by any Voting Shareholder after thirty (30) days of such vacancy has expired.

7.	The Directors may determine from time to time the remuneration, if any, to be paid to a Director for his or her services as a Director of the Corporation.

Meetings

8.	For the purpose of this Agreement, procedures for the calling of, proper constitution of, and voting at, directors and shareholders meetings are set out at Schedule “E”: Meetings.

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Management Rights

9.	For the purpose of this Agreement, rules pertaining to the managing of the business and affairs of the Corporation are set out in Schedule "F": Management Rights.

Officers

10.	It is anticipated that the officers of the Corporation and their respective positions within the Corporation will be as follows:

Officer	Position
Trung Pham	President, Chief Executive Officer (“CEO”), and Secretary

Instruments in writing requiring execution by the Corporation may be signed by any Director or Officer, holding at minimum 50.1% of the issued and outstanding voting shares, and all instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality.

The term “instruments in writing” as used herein shall include, but is not limited to, deeds, contracts, mortgages, hypothecs, charges, conveyances, transfers and assignments of property real or personal, immoveable or moveable, agreements, releases, receipts and discharges for the payment of money or other obligations, cheques, promissory notes, drafts, acceptances, bills of exchange and orders for the payment of money, conveyances, transfers and assignments of shares, instruments of proxy, powers of attorney, stocks, bonds, debentures or other securities or any paper writings.

Financial Statements and Reporting Requirements

11.	The corporation will provide each passive shareholder with one copy of its consolidated financial statements within ninety (90) days following the tax filing.

Shareholders’ Loans

13.	The Parties agree that the Corporation may obtain its financing through loans from the Shareholders at a prime rate of plus one percent (1%) accruing annually and payable at the end of the loan term, that they will actively pursue and work towards attaining satisfactory bank credit and financing for the Corporation, it being the intention of the Parties that such financing be sought in the highest amount necessary so the equity investment required by the Shareholders should be kept to a minimum.

14.	The balance owing to a Shareholder under a shareholder loan agreement will be paid by the Corporation within three (3) years of the commencement of that agreement’s term, subject to the shareholders’ and director’s approval rules set out above, unless the Corporation does not have sufficient funds to repay this loan, in which case the loan will continue to: (a) automatically renew; and (b) accrue interest, on the same terms for an additional one-year term, until the Corporation is able to make full payment of such loan.

15.	Capital Call: If the management of the corporation determines that a capital call will be required to meet the needs of the business of the corporation, a proposal may be made to the board of directors, who may pass a resolution requiring a capital call from all the shareholders, and the issuance of new shares in connection to the capital call will be subject to the pre-emptive rights set out in the share transfer provisions of this agreement at set out at Schedule “G”: Share Transfer.

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Repayment Upon Sale of the Corporation

16.	In the case of sale or liquidation of the Corporation or one of its Subsidiaries or business divisions, the gross sale or liquidation value prior to any deductions whatsoever will be distributed in the following priority:

a.	payment of interest and principal on any loan made by the Shareholders to the Corporation;

b.	payment of any outstanding non-Shareholder liabilities; and

c.	payment of dividends, subject to the restrictions set out in the Act on the declaration and payment of dividends .

Books and Records

17.	The Corporation will maintain accurate and complete financial books and records. Each Shareholder or its nominee or other authorized agent or representative is entitled to examine and make copies of such books and records during normal business hours on reasonable notice and at its own expense

Share Transfer

18.	For the purpose of this Agreement, the restrictions and procedures for share transfer shall be set out at Schedule “G”: Share Transfer.

Inactive Shareholder

19.	For the purposes of this Agreement, the definitions and procedures for dealing with Inactive Shareholders shall be set out at Schedule “H”: Inactive Shareholder. For clarity, the definition of Inactive Shareholders is also set out at Schedule “H”.

Valuation

20.	For the purpose of this Agreement, the procedures for a valuation of the shares shall be set out at Schedule “I”: Valuation.

Conflict of Opportunities and Non-Competition

21.	Each Shareholder agrees that, while the Shareholder is a Shareholder, Director, Officer, employee, consultant, or independent contractor of the Corporation:

(a)	any business opportunity that comes to the attention of the Shareholder that is similar to, or that relates to, the current Business of the Corporation, or anticipated business opportunities related to the Business of the Corporation for which significant time has been expended by the Corporation to evaluate such anticipated business activities (the “Anticipated Business”) or that arises out the Shareholder’s connection with the Corporation, is to be pursued exclusively by the Corporation; and

(b)	for a period of twenty-four (24) months after ceasing to be a Shareholder, Director, Officer, employee, consultant or independent contractor of the Corporation, the Shareholder will not, solely or jointly with others be directly or indirectly involved with a business that is similar to, or competes with, or likely to compete with the Business of the Corporation or the Anticipated Business in Canada or any other country (the foregoing is the “Non-compete Provisions”).

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22.	The Non-Compete Provision may be waived, however, if approved unanimously by the Shareholders, such approval to be given in writing.

Non-Solicitation

23.	Each Shareholder agrees that while a Shareholder, Director, Officer, employee, consultant or independent contractor of the Corporation (individually and collectively, the “Protected Group”) and for a period of twenty-four (24) months after the termination of this Agreement or ceasing to be a Shareholder, Director, Officer, employee, consultant or independent contractor of the Corporation, the Shareholder will not in any way, directly or indirectly (the “Non-Solicit Provisions”):

a.	hire or take away or cause to be hired or taken away any employee or independent contractor of the Corporation unless expressly authorized in writing by the Corporation;

b.	contact or solicit clients or customers or Prospective clients or customers of the Corporation unless expressly authorized in writing by the Corporation; for clarity, “Prospective” means that substantial discussions have taken place between the Corporation and the prospect;

c.	induce or attempt to induce, any client, customer or business counterparty or Prospective client, customer or business counterparty of the Corporation to cease doing business with the Corporation, decrease the magnitude of such client’s, customer’s or business counterparty’s business with the Corporation; and further each Shareholder agrees that such enticement or interference would be harmful and damaging to the Shareholders, and to the Corporation;

d.	induce or attempt to induce, any member of the Protected Group to leave their position with the Corporation or to compete in any way with the Corporation and will not interfere with the Corporation’s ’s relationship with its other Shareholders, Directors or Officers; or

e.	in any way interfere with the relationship between any client or business counterparties or Prospective clients or business counterparties of the Corporation.

24.	The Non-Solicit Provisions may be waived, however, if approved unanimously by the Shareholders, such approval to be given in writing.

Ownership of Confidential Information

25.	All right, title and interest, including all rights of integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist's rights, or the like (collectively, “Moral Rights”), in the Confidential Information (as defined in Schedule “C”) and to any patents, patent rights, copyrights, trademark rights, mask work rights, trade secret rights, and all other intellectual and industrial property and proprietary rights that currently exist or may exist in the future anywhere in the world in the Confidential Information (collectively the “Rights”) therewith shall be the sole property of the Corporation. No interest, license or right, respecting the Confidential Information is granted to the Shareholder under this Agreement by implication or otherwise.

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26.	The Shareholder understands that all Confidential Information is the property of the Corporation. The Shareholder hereby agrees to assign to the Corporation, without further consideration, all existing and future Rights that the Shareholder may presently have or may acquire (throughout Canada and in all foreign countries), free and clear of all liens and encumbrances, in and to the Confidential Information, which shall be the sole property of the Corporation, whether or not it is registrable intellectual property. No interest, license or right, respecting the Confidential Information, other than expressly set out herein, is granted to the Shareholder under this Agreement by implication or otherwise. At the request of the Corporation, the Shareholder agrees to execute such further documentation as may be necessary to give effect to this paragraph.

Material Nature and Survival of Certain Provisions

27.	The Shareholder acknowledges that the Corporation has a material interest in preserving the ownership of Confidential Information, and in preserving its clients, employees and independent contractors, and business partners’ relationships free from competition or solicitation in the manner described in the Non-compete Provisions and the Non-solicit Provisions (the “Material Provisions”).

28.	The Shareholder acknowledges and agrees, without prejudice to any and all other rights of the Corporation, that in the event of the Shareholder’s violation or attempted violation of any of the Material Provisions, damages will not be a sufficient remedy, and an injunction, specific performance or other like remedy shall be the only effective method to protect the Corporation’s rights and property as set out, and that an interim injunction may be granted immediately on the commencement of any suit.

29.	Notwithstanding the termination of this Agreement for any reason, the Material Provisions of this Agreement shall continue indefinitely, in full force and effect following such termination.

Dispute Resolution

30.	Any dispute or difference (a “Dispute”) between the parties in connection with this Agreement, senior representatives of the parties shall, within ten (10) days of written notice of dispute being served by one on the other, meet in a good faith effort to resolve the Dispute without recourse to legal proceedings through friendly consultation.

31.	If the Disputeer cannot be resolved by the senior representatives of the parties within thirty (30) days of notice of the dispute being served as above, it will first be referred to mediation or other alternative dispute resolution procedures as agreed between the parties, each acting in good faith. Unless otherwise agreed the parties will share equally the costs of mediation and the use of mediation will be without prejudice to the rights of the senior representatives of the parties in all respects if the mediation does not achieve an agreed resolution of the dispute within sixty (60) days (or such longer period as the parties may agree) of the notice of dispute being served.

32.	Notwithstanding anything in this Agreement to the contrary and in addition to any other available remedies, either party may at any time seek preliminary or temporary injunctive relief or bring a claim or commence or initiate other legal proceedings if such action is necessary to avoid irreparable harm, to preserve the status quo, to stop or prevent any breach or threatened breach of this Agreement, or to preserve any rights or remedies that would otherwise be barred or materially adversely affected by the expiration of any statute of limitations or otherwise.

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Termination and Expiration

33.	Termination or Expiration: This Agreement will remain in effect until the earliest of:

a.	if the company goes into bankruptcy, has a receiving order made against it, or makes a proposal to its creditors;

b.	the written consent of the parties, signed by all the Shareholders, terminating this Agreement;

c.	if the company goes public (in which case all or part of the agreement may terminate); or

the date on which all of the Shares of the Corporation, by way of issuance and transfers of the Shares in accordance with this Agreement, are beneficially owned by a single Shareholder.

Form and Address for Notice

34.	Any notice or other communication that is required or permitted to be given hereunder shall be in writing and shall be validly given if delivered in person (including by courier service), sent by facsimile or electronic mail or mailed certified, return receipt requested, postage prepaid, to the addresses listed in Schedule “A” of this Agreement.

35.	Any Shareholder may, on written notice to all other Shareholders and the Corporation, change the Shareholder's address for notice under this Agreement. If the Corporation's registered address changes, the Corporation may, on written notice to all Shareholders, change its address for notice under this Agreement.

General Provisions

Insurance

36.	The Shareholders may agree from time to time as to the placement of insurance on the life of any Shareholder or Principal in such amount or amounts as shall be agreed. The Shareholders agree to submit to such examinations, to answer such questions and to sign such forms, documents and consents as may be reasonably required in order to issue a policy or policies of insurance on their lives for the purposes of this Agreement.

37.	The Corporation shall, at such time as determined appropriate by the board of directors, use its best efforts to obtain and maintain directors and officers liability insurance funded by the Corporation in such amount and on such terms as would be maintained by a prudent board of directors, taking into account the type and nature of the business, and after consultation with experts knowledgeable in the field.

Implementation

38.	Each Shareholder agrees to execute and deliver all such documents, to exercise all voting rights attaching to any Shares held by it and to do all such other acts and things as the Corporation or any other Shareholder, acting reasonably, may consider necessary or advisable from time to time to give full effect to the provisions and intent of this Agreement and to ensure that the provisions of this Agreement shall govern the affairs of the Corporation to the fullest extent permitted by law (including to amend or waive any provision contained in the Articles or General By-laws to the extent inconsistent with the provisions and intent of this Agreement). By its execution of this Agreement, the Corporation acknowledges that it has actual notice of the terms hereof and agrees with each of the Shareholders that, to the fullest extent permitted by law, it will do all things necessary to comply with, and give effect fully to, the provisions and intent of this Agreement.

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Amendment

39.	This Agreement will not be amended or modified except by the written agreement of all the Voting Shareholders. All Voting Shareholders acting collectively, without the consent of the Corporation, may modify, amend or rescind this Agreement.

Entire Agreement

40.	This Agreement constitutes the entire agreement between the parties and supersedes any previous agreement or representation with respect to the matters set forth in this Agreement. To the extent there is an inconsistency between this Agreement and any other agreement, the inconsistency shall be resolved in favour of this Agreement.

Applicable Law

41.	This Agreement is governed by and is to be interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. For the enforcement of arbitration awards, each party irrevocably attorns and submits to the exclusive jurisdiction of the courts situated in the City of Toronto.

Enurement

42.	This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the parties.

Counterparts

43.	This Agreement may be executed in counterparts. Facsimile signatures or signatures delivered in portable document format (“.pdf”) or tagged image file format (“.tiff”), shall be equally effective as delivery of a manually executed counterpart thereof are binding and are considered to be original signatures.

Time

44.	Time is of the essence in this Agreement.

Assignment

45.	Except as expressly permitted herein, neither this Agreement nor the rights and obligations of any party hereto may be assigned without the prior written consent of each of the other parties hereto.

Enforceability and Severability

46.	In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement and the remaining provisions had been executed by the parties subsequent to the expungement of the invalid provision.

Force Majeure

47.	No party will be liable in damages under this Agreement for any delay or default in performance if such delay or default is caused by conditions beyond that party's control including acts of God or government restrictions, wars, insurrections, natural disasters, such as earthquakes, hurricanes or floods and/or any other cause beyond the reasonable control of the party whose performance is affected.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the Effective Date.

THE CORPORATION:

ETAPA WINDOW FASHIONS INC.

Per: ______________________________

Trung Pham

President

I have authority to bind the Corporation.

VOTING SHAREHOLDERS:

____________________________

TRUNG PHAM

[Signature Page to the Etapa Window Fashions Inc. Shareholders’ Agreement]

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SCHEDULE “A”

DEED OF ADHERENCE

(the “Deed”)

This Deed of Adherence is made on made this [•] day of [•], 20[•] (the “Effective Date”) between:

1.	[•] of [ADDRESS] (the “New Shareholder”); and

2.	RYSE Inc. (the “Corporation”).

BACKGROUND:

A.	By a shareholders’ agreement (the “Shareholders’ Agreement”) dated 1 June 2014 (the “Effective Date”) among the Corporation and Trung Pham (the “Continuing Shareholder”) of the Corporation as of the Effective Date, the parties thereto agreed to regulate their relations as shareholders in the manner therein described;

B.	By Deeds of Adherence dated [INSERT DATES OF ANY PAST DEEDS, IF ANY] and made in substantially similar form to this Deed, [INSERT NAMES OF PRIOR NEW SHAREHOLDERS] became parties to the Shareholders' Agreement. The Shareholders' Agreement, as amended by the said Deeds, is hereinafter referred to as the “Updated Shareholders' Agreement”.

C.	The Continuing Shareholders proposes to transfer [NUMBER AND CLASS OF SHARES] (the “Shares”) to the New Shareholder and, in accordance with the Updated Shareholders' Agreement, this Deed is required to be executed in connection with the disposal of the Shares.

Now this Deed witnesseth as follows:

1.	The New Shareholder covenants with each of the outgoing Shareholders and the Continuing Shareholder to observe, perform and be bound by all the terms and conditions of the Updated Shareholders' Agreement save to the extent that any such terms and conditions have been fully performed prior to the date hereof or are incapable of applying to the New Shareholder.

2.	From the date on which the New Shareholder is registered as a holder of Shares of the Corporation, the New Shareholder shall be a party to the Updated Shareholders' Agreement with the benefit of and subject to all the terms and conditions thereof to the extent that any such terms and conditions have been fully performed prior to the date hereof or are incapable of applying to the New Shareholder.

3.	This Deed shall be read together with the Updated Shareholders' Agreement which shall accordingly be construed as one instrument.

4.	This Deed is governed by and is to be interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable thereto.

5.	This Deed may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original but all the counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have executed this Deed as of the Effective Date.

THE CORPORATION:

AXIS BLINDS INC.

Per: ______________________

Trung Pham

President

I have authority to bind the Corporation.

NEW SHAREHOLDER:

_______________________________

Name: [•]

[Signature Page to the Deed of Adherence to the Etapa Window Fashions Inc. Deed of Adherence]

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SCHEDULE “B”

VOTING SHAREHOLDER INFORMATION

Shareholder Name	Address	Email Address
Trung Pham	[ADDRESS]	[EMAIL]
RYSE Inc.	[ADDRESS] Attention: Trung Pham, President	[EMAIL]

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SCHEDULE “C”: DEFINITIONS AND INTERPRETATION

This Schedule is pursuant to the shareholders’ agreement (“SHA”) among Trung Pham (“Trung”) and Etapa Window Fashions Inc. dated as of the Effective Date.

Interpretation

1.	The following terms shall have the respective meanings set out below. For greater certainty, any term defined in another clause shall have the meaning ascribed to it in that clause:

(a)	“Act” has the meaning ascribed to it in the SHA;

(b)	“Articles” means the articles of incorporation of the Corporation, dated 6 May 2009, as may be amended from time to time;

(c)	“Board” means the board of directors of the Corporation;

(d)	“Business” or “Business of the Corporation” means product development and electronic commerce in the business of window blinds;

(e)	“Business Day” means a day other than a Saturday or Sunday or statutory holiday in Ontario;

(f)	“By-laws” means the by-laws of the Corporation as of the Effective Date, as may be amended from time to time;

(g)	“CAD” refers to Canadian dollars;

(h)	“Class A Shares” means Class A shares in the capital of the Corporation;

(i)	“Class B Shares” means Class B shares in the capital of the Corporation;

(j)	“Confidential Information” includes information provided (whether conveyed orally or in writing) by the Corporation to the Shareholder, relating to:

(i)	Client, customer, subscriber, and partner information: current and prospective Corporation customers, subscribers, website users, vendors, content distribution partners, broker customers and partners, affiliates, strategic partners, media contacts, employees, contractual counterparties, shareholders, directors, consultants and agents (each, individually a “Protected Relationship”, and collectively, the “Protected Relationships”) information including correspondence, agreements with the Corporation , confidential information provided to the Corporation and contact details;

(ii)	Work product: work product from performance under any agreement including reports, correspondence and documentation;

(iii)	Product information: information and trade secrets about the Corporation products and services and proposed or conceptual products and services;

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(iv)	Financial Information: information related to costs, profits, forecasts, sales or commissions, discussions on the Corporation’s funding valuations, share structure and share ownership, revenue traffic figures, current and prospective customer information, pricing and sales policies and concepts;

(v)	Business and Marketing plans: marketing plans, strategies and information relating to the generation or calculation of the Corporation’s goodwill;

(vi)	Registered or registrable intellectual property: information relating to inventions, patents, patent applications and registrations, trademarks, trademark applications and registrations, copyrights, copyright applications and registrations and trade names;

(vii)	Process or manufacturing information: Corporation manufacturing techniques or processes, documents, books, papers, drawings, schematics, models, sketches, photographs, designs, blueprints, computer programs, databases or other data, including electronic data recorded or retrieved by any means, know- how, scientific research and development experimental data, protocols, materials and methods;

(viii)	Compensation information: the compensation, performance and terms of employment of other employees or contractors of the Corporation ;

(ix)	Third party confidential information: any information described above which the Corporation obtains from another party and which the Corporation treats as proprietary or designates as Confidential Information;

(x)	Technical information related to computer systems and software: Corporation software in various stages of development, and any designs, drawings, schematics, specifications, techniques, models, data, source code, algorithms, object code, documentation, diagrams, flow charts, research development, processes and procedures relating to any software, domain names, website and mobile phone applications; and

(xi)	Other information given in confidence: all other information that has been or will be given to the Shareholder in confidence bythe Corporation (or any affiliate of each).

(l)	“Director” or “Directors” means any director or directors of the Corporation;

(m)	“Effective Date” is set out on the first line of the SHA;

(n)	“Fair Market Value” is defined under the valuation provisions of this Agreement;

(o)	“Financial Statements” means the financial statements of the Corporation;

(p)	“Non-Voting Shares” means Class B Shares;

(q)	“Non-Voting Shareholders” means any person who beneficially owns Non-Voting Shares;

(r)	“Officer” or “Officers” means any officer or officers of the Corporation;

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(s)	“Outstanding Shares" means the aggregate Shares in the capital of the Corporation that are issued and outstanding;

(t)	“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning;

(u)	“Proportionate Interest” means at any time with respect to a Shareholder:

(i)	the Shareholders’ rateable ownership of the Common Shares held by such Shareholder to which this definition is applied (the "Considered Shares") expressed as a percentage, which percentage is determined by dividing the number of Considered Shares owned by the Shareholder by the total number of Common Shares owned by all shareholders (the “Eligible Shareholder Class”); and

(ii)	in the context of a transfer of shares transaction, if any Shareholder that is eligible to purchase shares available for sale waives its option to purchase such shares (the “Non-Purchasing Shareholder”), the Eligible Shareholder Class shall not include the Non-Purchasing Shareholder in the calculation of the Proportionate Interest.

(v)	“Shareholder" means Trung and any other Person who beneficially owns Shares from time to time;

(w)	“Shares” means Class A Shares or Class B Shares issued or to be issued by the Corporation;

(x)	“Subsidiary” means a subsidiary body corporate as defined at section 2 of the Act, which sets out that a body corporate shall be deemed to be a subsidiary of another body corporate if, but only if, (a) it is controlled by,(i) that other, or (ii) that other and one or more bodies corporate each of which is controlled by that other, or (iii) two or more bodies corporate each of which is controlled by that other; or (b) it is a subsidiary of a body corporate that is that other’s subsidiary;

(y)	“Voting Shareholder” means any Person who beneficially owns Voting Shares; and

(z)	“Voting Shares” means Class A Shares.

Headings

2.	Headings are inserted for the convenience of the parties and not for the purposes of interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa. Words in the neutral mean and include the masculine and feminine and vice versa.

Currency

3.	All dollar amounts in this Agreement refer to Canadian dollars unless indicated otherwise, and all payments required to be paid under this Agreement will be paid in Canadian dollars unless the parties agree otherwise.

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SCHEDULE “D”: REPRESENTATIONS AND WARRANTIES

This Schedule is pursuant to the shareholders’ agreement (“SHA”) among Trung Pham (“Trung”) and Etapa Window Fashions Inc. dated as of the Effective Date.

Representations and Warranties

1.	The Corporation represents and warrants that as of the Effective Date, all issued ando utstanding Shares are owned as follows:

Name	Number of shares held
Trung Pham	2,050,000 Class A Shares

2.	The Corporation represents and warrants that: (a) it is a corporation duly incorporated, organized and validly subsisting under the provincial laws of the Province of Ontario; and (b) it is in good standing under such laws; and it has the necessary corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

3.	Each Shareholder warrants that such Shareholder is not prevented by reason of law or any other contractual agreement from entering into this Agreement.

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SCHEDULE “E”: MEETINGS

This Schedule is pursuant to the shareholders’ agreement (“SHA”) among Trung Pham (“Trung”) and Etapa Window Fashions Inc. dated as of the Effective Date.

Directors’ Meetings

1.	Unless the timing of such regular meetings of the directors is determined at the annual meeting of the shareholders, a regular meeting of the Directors’ will be held at timing to be agreed by a majority of the Directors from time to time. The default will be the first Wednesday of every month.

2.	At least fourteen (14) days (exclusive of the day on which the notice is given and of the day of such regular meeting) prior written notice of any Directors’ meeting must be given unless all of the Directors are present or those absent waive such notice. At least twenty-one (21) days (exclusive of the day on which the notice is given and of the day of such unplanned meeting) prior written notice of any unplanned Directors’ meeting must be given. Director is not considered present at a meeting where that Director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. Any notice of a Directors’ meeting must specify in reasonable detail the purpose of, or the business to be transacted at, the meeting. No business may be put to the Directors at a meeting unless such business is specified in the notice or all of the Directors are present at such meeting and do not object to the business being put to the meeting.

3.	The quorum for a meeting of the Directors is 50.1% of the Directors. Despite the prior sentence, if proper notice of a Directors’ meeting is given, specifying the purpose of or the business to be transacted at the meeting, and a quorum of Directors is not present, a second Directors’ meeting may be held on two weeks written notice to transact the business specified in the original notice. Subject to the Act, any Directors present at the second meeting constitute a quorum and the business specified in the original notice may be transacted by a majority vote of those Directors in attendance at the second meeting.

4.	A meeting of the Directors may be held by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and a shareholder participating in such a meeting by such means is deemed for the purposes of this Act to be present at that meeting.

Shareholder Meetings

5.	Unless the timing of such regular meetings of the Voting Shareholders is determined at the annual meeting of the Voting Shareholders, a regular meeting of the Voting Shareholders will be held at timing to be agreed by a majority of the Voting Shareholders from time to time.The default will be the first Wednesday of every month.

6.	The quorum for a Voting Shareholders’ meeting requires the attendance of, the holders of at minimum 50.1% ownership of the Shares entitled to vote at such meeting, whether such holders attend in person or are represented by proxy. Despite the prior sentence, if proper notice of a Shareholders’ meeting is given specifying the purpose of or the business to be transacted at the meeting, and the required quorum is not present, a second Shareholders’ meeting may be held on two weeks written notice to transact the business specified in the original notice. Subject to the Act, any Shareholders present at the second meeting constitute a quorum and the business specified in the original notice may be transacted by a majority vote of those Shareholders in attendance at the second meeting.

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7.	At least: (a) fourteen (14) days (exclusive of the day on which the notice is given and of the day of such meeting) prior written notice of any planned Voting Shareholders’ meeting; and (b) twenty-one (21) days (exclusive of the day on which the notice is given and of the day of such meeting) prior written notice of any unplanned Voting Shareholders’ meeting, must be given, unless all of the Voting Shareholders are present or those absent waive such notice. A Shareholder is not considered present at a meeting where that Shareholder attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

8.	A meeting of the Voting Shareholders may be held by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and a shareholder participating in such a meeting by such means is deemed for the purposes of this Act to be present at that meeting.

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SCHEDULE “F”: MANAGEMENT RIGHTS

This Schedule is pursuant to the amended and restated shareholders’ agreement (“SHA”) among Trung Pham (“Trung”) and Etapa Window Fashions Inc. dated as of the Effective Date.

Exercise of Authority

1.	Unless otherwise expressly required in this Agreement, all decisions, approvals, determinations and consents of the Directors or the Voting Shareholders required by this Agreement are decided, approved, determined or consented to by either the majorityapproval of the Directors at a Director’s meeting (“Directors’ Majority Approval”) or the majority approval of the Voting Shareholders at a meeting of the shareholders, as applicable, or by written resolution signed by those Directors or those Voting Shareholders that are required to achieve quorum (as described below), as the case may be. The chairman of any meeting of the Directors will not have a second, double or casting vote if there is a tie in the votes cast at any meeting of the Directors.

ShareholderMajority Approvals

2.	Majority Voting Shareholder Approval. Despite having achieved quorum at a meeting of the Shareholders, the Corporation may not make a decision about, take action on or implement any of the following matters with the majority approval ofVoting Shareholders of the Corporation holding in aggregate 50.1% of the voting shares of the Corporation (“MajorityVoting Shareholder Approval”), in addition to any other approval required by law:

Corporate Changes

(a)	Amendment of the Articles: Amending, replacing or superseding the Articles, except to: (i) resolve any conflict in favour of this Agreement, (ii) change the name of the Corporation; or (iii) change the registered office of the Corporation;

(b)	Amendment of the By-laws: Amending or revoking the By-laws in whole or in part or enacting any additional By-laws, except to resolve any conflict in favour of this Agreement;

(c)	Changes to Senior Management, auditor, financial institution or corporate counsel: Appointing, changing or terminating any of the: signing officers in respect of legal documents, senior management, financial institution, accountants or corporate counsel, of the Corporation (individually and collectively, the “Change or Termination”), subject to the additional provision that any failure of the Voting Shareholders to agree unanimously within 30 days of receiving notice of a Change or Termination shall result in immediate arbitration pursuant to the dispute resolution provisions of this Agreement with costs of the arbitration to be borne by the losing party notwithstanding any other provision of this Agreement.

Financial Matters

(d)	Tax Matters: Making, electing or filing any material tax election;

(e)	Year End: Changing the financial year of the Corporation;

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Transactional Matters

(f)	Purchasing securities: Purchasing or otherwise acquiring any securities or other ownership, equity or proprietary interests in any Person, or incorporating or creating any Subsidiary, except as contemplated by the annual business plan;

(g)	Disposition of Undertakings: Selling, transferring, mortgaging, pledging or otherwise disposing of any securities or other ownership, equity or proprietary interest in any other Person;

(h)	Debt Financing: Creating, assuming, or incurring any debt, liability or obligation of any nature which assures or guarantees in any way the payment or performance (or payment of damages in the event of non-performance) of any debt or other liability or obligation in any amount greater than or equal to CAD 150,000 that is not otherwise contemplated by an Annual Business Plan (as defined above) as established or amended from time to time;

(i)	Major Leases: Leasing of property of the Corporation of value greater than or equal to $150,000;

(j)	Insolvency-related Matters: (i) Acknowledging the insolvency of the Corporation or the inability of the Corporation to pay its debts as they become due; (ii) making an assignment for the benefit of the creditors of the Corporation; (iii) appointing or allowing the appointment of any receiver, receiver-manager, trustee, liquidator or other person acting in a similar capacity; (iv) instituting any proceeding seeking to have the Corporation adjudicated a bankrupt or insolvent; or (v) taking any action or instituting any proceeding for the purpose of, or leading to, the liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Corporation or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors;

(k)	Litigation Matters: (i) Commencing any action, suit or proceeding; (ii) compromising or settling any action, suit, proceeding; (iii) compromising or settling any material administrative proceeding or investigation; or (iv) submitting to binding arbitration, except pursuant to the Dispute Resolution Provisions set out below.

(l)	Approval and amendment of the Annual Business Plan: Approval and amendment of the annual business plan, subject to the requirement that budget items that exceed $100,000 shall require the signatures of two authorized signing officers; for clarity, upon receiving approval, the draft annual business plan becomes the “Annual Business Plan” for such financial year and the budget approval in the Annual Business Plan for a given year becomes the “Annual Budget” for such financial year;

(m)	Committees: Creating any committees of the board of Directors;

(n)	Disposition of Undertakings: Any leasing arrangements;

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(o)	Asset acquisitions out of the ordinary course: Purchasing, leasing or entering into any contract or amending, modifying, restoring, replacing or supplementing any contract which the Corporation is a party to, or otherwise acquiring any property or assets;

(p)	Major Leases: Leasing of property of the Corporation of value more than $150,000;

(q)	Dividends: Subject to solvency requirements under the Act, and to the extent permitted by law and after establishing sufficient reserves for the normal operation of the Corporation's business activities and debt serving requirements, declaring or paying of any dividend or other distribution on or in respect of any Shares or other securities of the Corporation;

(r)	Contracts with Shareholders or Affiliates: Making or entering into any contract or amending, modifying, restoring, replacing or supplementing any contract between the Corporation and any Director, Officer, Shareholder or Affiliate of the Corporation or any representative, relative or other person of a non-arm’s length relationship with any of the aforementioned persons;

(s)	Loans to Shareholders or Affiliates: Making any loan or advance from the Corporation or any Subsidiary to any Person, except as contemplated by the Annual Business Plan;

Mergers, Acquisitions, Joint Ventures, Divestitures

(t)	Amalgamation and Merger: Amalgamating, merging or entering into an arrangement or other corporate reorganization involving the Corporation or the continuance of the Corporation into any other jurisdiction, except as contemplated by the Annual Business Plan;

(u)	Sale of Intellectual Property: Sale, marketing, distribution or any other action outside the Corporation relating to intellectual property created by the Corporation, except as contemplated by the Annual Business Plan;

(v)	Joint Ventures: Entering into any joint venture agreement or partnership with another Person, except as contemplated by the Annual Business Plan;

(w)	Security Acquisitions and Spin-offs: Purchasing or otherwise acquiring any securities or other ownership, equity or proprietary interests in any Person, or incorporating or creating any Subsidiary, except as contemplated by the Annual Business Plan; and

Non-Arms Length Transactions

(x)	Non-Arms-Length Transactions: (i) Paying any advance, salary, bonus, consulting fee, management fee, incentive compensation or other amount; or (ii) making any loan or advance from the Corporation or any Subsidiary; or (iii) granting any other benefits, to any Director, former Director, Officer, Shareholder, employee or Affiliate of the Corporation or any representative, relative or other person of a non-arm’s-length relationship with any of the aforementioned persons.

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(y)	Repayment of Shareholder Loans: Repaying any debt owing by the Corporation to any Shareholder or any associate or affiliate of a Shareholder or making or entering into any agreement or amending, modifying, restoring, replacing or supplementing any contract by the Corporation restricting, or permitting any other party to accelerate or demand payment of Corporation indebtedness upon the sale, transfer, or other disposition by a Shareholder of his or her shares or loan; and

Share Capital

(z)	Purchase of Shares by the Corporation: Purchasing, redeeming or acquiring any Shares or other securities of the Corporation, except as expressly permitted by this Agreement;

(aa)	Dealings with the stated capital: Paying or distributing amounts out of any stated capital account, reducing any stated capital account, distributing any surplus or earnings, or returning any capital;

(bb)	Share Issuance Matters: matters relating to: (i) changing the authorized capital of the Corporation; (ii) changing of the number of issued and outstanding securities or increasing or reducing the capitalization of the Corporation, by way of split, conversion, exchange of securities or otherwise;(iii)allotting, reserving, setting aside or issuing any Shares; or (iv) issuing or granting any rights, warrants or options to purchase, acquire or otherwise obtain any unissued Shares;

(cc)	Share Transfer Approvals: Approving any transfer of Shares by any Shareholder, except in accordance with this Agreement;

Fundamental Changes

(dd)	Material Change in the Business: Changing materially the Business of the Corporation or taking any action which may lead to or result in such change.

(ee)	Sale of the Business: Selling, transferring, leasing, exchanging or otherwise disposing of all or substantially all of the assets of the Corporation or one or more of its Subsidiaries.

Granting Approval

3.	Shareholders have ten (10) Business Days to give or decline any approval needed from the date that such request for approval is received by such Shareholders in writing. Subject to the provisions of any existing or future voting trust agreements to the contrary, where any such voting trust agreements have been approved by unanimous Shareholder approval, if a Shareholder fails to respond within the specified time period, that Shareholder is deemed to have given the approval requested.

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SCHEDULE “G”: SHARE TRANSFER PROVISIONS

This Schedule is pursuant to the shareholders’ agreement (“SHA”) among Trung Pham (“Trung”) and Etapa Window Fashions Inc. dated as of the Effective Date.

Restrictions on Acquisition, Transfer or other Disposal of Interest

1.	No Transfer Permitted Unless in Accordance with this Agreement: Shareholders will not and will agree not to, directly or indirectly, sell, assign, transfer, give, pledge, hypothecate, otherwise dispose of, in any other way encumber or otherwise deal with any Share or any interest in any Shares and will not create any security interest in or grant any option with respect to any Share or any interest in any Share, except in accordance with the express provisions of this Agreement or except with the unanimous approval of the Shareholders, such approval to not be unreasonably withheld.

Transfer to an Affiliate or Subsidiary of the Shareholder

2.	There shall be no restriction on the transfer of Shares by a Shareholder to an affiliate or subsidiary of the Shareholder as long as such affiliate or subsidiary is controlled (as defined in the Act) by such Shareholder.

Pre-emptive Right

3.	Should additional Shares be issued by the Corporation from the treasury, any and all Voting Shareholders should have the right to purchase that number of additional Shares of the class of Shares being issued as is necessary to prevent their Proportionate Interest from being diluted; and no Shares may be purchased beyond the level of Proportionate Interest without the unanimous approval of the Voting Shareholders.

Transfer to Another Shareholder or a Third Party

4.	Right of First Offer to Existing Shareholders: If any Shareholder (the “Selling Shareholder”) wants to transfer any number of its Shares (the “Sale Shares”) to another Shareholder or a Third Party (the “Purchaser”), the Selling Shareholder must first offer its Shares to all remaining Voting Shareholders (the “Non-Selling Shareholders”), by providing an offer in the form described below (the “Offer”).

5.	Form of Offer: To be an “Eligible Offer”, the Offer:

(a)	must be bona fide;

(b)	shall be for the Sale Shares, and must specify if the Purchaser intends to make a take-over bid for all of the issued and outstanding shares of the Corporation (the “Take-Over Bid”);

(c)	must be delivered by notice in writing;

(d)	must specify the consideration offered per Sale Share;

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(e)	must identify in reasonable detail the Purchaser and, if the Purchaser is not an individual, identify those Persons who, together with their associates and affiliates, control (which has the meaning given to it in the Act) the Purchaser;

(f)	if the Purchaser is a third party to this Agreement, provide any information concerning the business experience and expertise of the Purchaser and its financial condition that is reasonably available to the Selling Shareholder;

(g)	must be accompanied by a copy of the offer setting forth all the terms and conditions under which the Purchaser intends to purchase the Sale Shares, including the condition that the drag-along rights are exercised in the event that the Purchaser intends a Take-Over Bid, if applicable; and

(h)	must specify that the consideration is to be paid fully in cash, unless non-cash consideration for the Offer is approved by unanimous consent of the Voting Shareholders in which case, if the consideration includes non-cash consideration, the Offer must specify the Fair Market Value cash equivalent and allow a Non-Selling Shareholder (as defined above) to pay that amount rather than the non-cash consideration, and must not be revocable except with the unanimous consent of the Shareholders.

6.	Distribution of Offered Shares: Where one or more Non-Selling Shareholders agrees to purchase shares under an Offer, theNon-Selling Shareholders may unanimously come to an agreement in writing for the re-distribution of shares received under an Offer in accordance with the Right of First Refusal (as defined below) provisions set out below (the “Redistribution Arrangement”); or, where such purchasers fail to come to a Redistribution Arrangement, the Sale Shares shall be distributed according to the acquiring Shareholders’ Proportionate Interest in the Sale Shares. If any of the Non-Selling Shareholders decide to acquire less than their allocation of shares, any available shares for allocation will be acquired according to the remaining Shareholders’ Proportionate Interest in the Sale Shares, and such process shall repeat each time that a Non-Selling shareholder opts out of acquiring shares allocated to them, until all shares are acquired.

7.	Right of First Refusal Under an Offer: As long as the aggregate number of shares to be purchased by the Non-Selling Shareholders is equivalent to the number of Sale Shares offered (“Minimum Share Sale”), each Non-Selling Shareholder holding at least twenty-five per cent (25%) of the Voting Shares may:

(a)	agree to the Redistribution Arrangement;

(b)	accept the Offer for its Proportionate Interest of the Sale Shares;

(c)	accept the Offer for any other lesser number of Sale Shares;

(d)	accept the Offer for any greater number of shares than such non-selling Shareholders’ Proportionate Interest up to the maximum number of Sale Shares, in the circumstance that other Non-Selling Shareholders have declined the opportunity to purchase their Proportionate Interest of the Sale Shares (collectively, a. through d. are the “Right of First Refusal”); or

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(e)	if the offer is from a third party who is not an existing Shareholder and should such Sale Shares represent more than sixty-five per cent (65%) of the issued and outstanding Shares, each non-selling Voting Shareholder shall have the right to require the Purchaser to purchase all, and not less than all, of the Shares held by such Shareholder on the same terms and conditions applicable to the exiting Shareholders, and the exiting Shareholders may not sell their Shares to the Purchaser unless the Purchaser also purchases all of the Shares held by all Shareholders exercising their Piggyback rights, at the time of completion of, and on the same terms and conditions applicable to, the exiting Shareholders (the “Piggyback Right”), and the Piggyback Right or Right of First Refusal may be exercised by delivering an acceptance notice to the Purchaser (the “Offer Acceptance Notice”) either: (i) within fifteen (15) days from the date the Offer is delivered (the “Offer Period”), specifying that the Non-Selling Shareholder is exercising its Piggyback Right; or (ii) within thirty (30) days from the date the Offer is delivered (the “Offer Period”), specifying that the Non- Selling Shareholder is accepting the Offer to purchase Sale Shares.

8.	Result of Expiry of Offer Period and Drag-Along: If any Non-Selling Shareholder fails to deliver an Offer Acceptance Notice within the Offer Period, then any right of such Non-Selling Shareholder to acquire any of the Sale Shares or to exercise its Piggyback Right is void, and:

(a)	as long as the Minimum Share Sale is achieved, the remaining Non-Selling Shareholders who have delivered an Offer Acceptance Notice will proceed to acquire the Sale Shares; or

(b)	in the event that the Minimum Share Sale is not achieved, the Purchaser may proceed to acquire the Sale Shares; and should the Purchaser now have the right to acquire not less than sixty-five per cent (65%) of the Shares, it shall immediately have the right to require the other Shareholders to sell all of their Shares (the “Drag Along”).

9.	No Additional Buyers: Where no Non-Selling Shareholders deliver an Offer Acceptance Notice within the Offer Period, the sale as between the Selling Shareholder and Purchaser shall proceed without any further disruption until after the Closing Date (defined below).

10.	No Piggyback Right on Sale by Internal-Selling Shareholder: Any transaction by the Selling Shareholder for the sale of Sale Shares to a Shareholder who is already a party to this Agreement shall not trigger a Non-Selling Shareholder’s Piggyback Right (as defined below).

11.	Separate Offers: Each Eligible Offer between an External-Selling Shareholder and a Purchaser will be considered and treated separately.

12.	Deed of Adherence: If approved, in the event that the Purchaser is not a party to this Agreement, it shall be a precondition of closing that the Purchaser enter into this Agreement by executing the Deed of Adherence, the form of which is set out at Schedule “A”.

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SCHEDULE “H”: INACTIVE SHAREHOLDER

This Schedule is pursuant to the shareholders’ agreement (“SHA”) among Trung Pham (“Trung”) and Etapa Window Fashions Inc. dated as of the Effective Date.

Inactive Shareholder

1.	A Shareholder is an inactive Shareholder (an “Inactive Shareholder”) immediately following the occurrence of any of the following events (each, a “Redemption Event”):

(a)	the Shareholder dies or has been declared missing for a period of more than six (6) months (“Death or Disappearance”);

(b)	the Shareholder has become incapable of discharging the usual duties of its business or employment by reason of illness, disease, or other mental or physical disability for either (i) a period of six (6) consecutive months, or (ii) two hundred and seventy-five (275) days in the aggregate during any period of three hundred and sixty-five (365) consecutive days (“Disability”);

(c)	in the case where the Shareholder was awarded Shares because of its involvement with the Corporation as an employee, consultant, independent contractor, advisor, Director or Officer of the Corporation, the Shareholder (i) voluntarily terminates its relationship with the Corporation where such termination is not a result of normal retirement nor an expiration of the term of the contract which has not been mutually renewed by the parties to the contract; (ii) is terminated by the Corporation for cause, including for any breach of this Agreement or any contract governing its relationship with the Corporation; or (iii) terminates its relationship with the Corporation for reason of retirement (“Retirement”);

(d)	the Shareholder has been determined by a court of competent jurisdiction to be unable to manage its own affairs (“Incapacity”);

(e)	the Shareholder has been convicted of any criminal offence by a court of final and competent jurisdiction and has been sentenced to imprisonment for a period aggregating in excess of thirty (30) days;

(f)	the Shareholder has been convicted of a criminal offence involving moral turpitude, including, theft, fraud, embezzlement, forgery, misappropriation or willful misapplication of funds or of an offence of a similar character involving dishonest acts;

(g)	the Shareholder:

(i)	acknowledges that it is insolvent or unable to pay its debts as they become due;

(ii)	makes an assignment for the benefit of its creditors;

(iii)	appoints or allows the appointment of any receiver, receiver-manager, trustee in bankruptcy, liquidator or other Person acting in a similar capacity;

(iv)	institutes any proceeding seeking to have it adjudicated as bankrupt or insolvent; or

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(v)	takes any action or institutes any proceeding for the purpose of, or leading to, the liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Shareholder or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors; and

(h)	a non-Shareholder Person that becomes a new Shareholder pursuant to any order of court of competent jurisdiction where such Person receives property in the form of Class A Shares or Class B Shares, including but not limited to spouses or co-vivants of an existing Shareholder or a creditor to the existing Shareholder (“New Shareholder Results From a Court Order”).

2.	Shares held by an Inactive Shareholder (the “Redemption Shares”) shall, unless agreed to in writing by the Voting Shareholders who are not an Inactive Shareholder as a result of the provisions of this Schedule “H” (the “Non-Inactive Majority”), be redeemed, at the sole discretion of the Non-Inactive Majority, immediately for the number of Class B Shares that is, in aggregate, equivalent to the Fair Market Value of such Redemption Shares in all occurrences of a Redemption Event (as defined above).

3.	[RESERVED]

4.	Inactivity due to court order can be avoided: Notwithstanding the foregoing, in the event that a New Shareholder Results From Court Order, should the Inactive Shareholder provide to the Corporation some or all of the Redemption Consideration for the purpose of payment to the non- Shareholder Person the value of the Redemption Shares, and such payment satisfies the court that the Inactive Shareholder may buy back his or her shares or avoid the redemption and maintain its share holding in the equity of the Corporation to the proportion of the Redemption Consideration provided by the Inactive Shareholder (the “Reactivation Shares”), then the Inactive Shareholder shall cease to be an Inactive Shareholder to the extent of the Reactivation Shares, notwithstanding the right of first refusal provisions, pre-emptive right provisions or any other provisions in this Schedule “H”, provisions in the USA or its corresponding schedules that restrict the issue or transfer of shares. For clarity, this provision is intended to compensate a third party to this Agreement who has been ordered to receive Corporation Shares owned by an Inactive Shareholder, if such Inactive Shareholder is able to address the court order by paying the third party in an amount equivalent to the value of the shares awarded by the Court.

5.	Any Inactive Shareholder must deliver or cause to be delivered all certificates representing the Redeemed Shares, where applicable, duly endorsed in blank for transfer.

6.	If, on the Redemption Event, the Inactive Shareholder fails or refuses to complete the transaction, then the Corporation shall have the right, on payment of the Redemption Consideration for the Redemption Shares as described in clause 2 above (provided notice is given to the Shareholder of such payment) within fifteen (15) business days after the Redemption Event, to execute and deliver all such resolutions, transfers, resignations and other documents and instruments which may be necessary or advisable in order to complete the transaction, and the Inactive Shareholder shall indemnify the Corporation for all costs incurred in the redemption of the Redemption Shares. For such purpose, the Directors shall appoint a Director who the Inactive Shareholder in turn shall be deemed to irrevocably appoint as the Inactive Shareholder's lawful attorney and agent, which appointment is coupled with an interest in the Redemption Shares, with full power and authority to execute for and in the name of and on behalf of the Shareholder any deeds, transfers, conveyances, assignments, assurances, certificates and other documents and to do all things which the Inactive Shareholder is required to do under the terms hereof.

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SCHEDULE “I”: VALUATION

This Schedule is pursuant to the shareholders’ agreement (“SHA”) among Trung Pham (“Trung”) and Etapa Window Fashions Inc. dated as of the Effective Date.

Valuation

1.	So long as the Corporation has not retained an auditor or professional valuator, the fair market value (the “Fair Market Value”) of the Shares will be set by the combined value of all companies that the Corporation owns shares in divided by the number of Voting Shares outstanding in the Corporation to give a value per share based on the year-end statements produced for the aforementioned companies and will be communicated by way of a resolution of the Shareholders declaring that the Shareholders agree that the Fair Market Value of each Share of each class and series is a specified amount.

2.	If the Shareholders cannot agree on the Fair Market Value of the Shares or fail to set the Fair Market Value on an annual basis for whatever reason, the Fair Market Value will be determined as follows:

(a)	The Shareholder or Shareholders requesting the valuation will give written notice to all other Shareholders that a valuation is required (the "Valuation Notice").

(b)	The Valuation Notice will specify the reason for the valuation and will name three (3) firms or persons that specialize in and have substantial experience in business valuation that are at arm's-length from all parties (the "Potential Valuators").

(c)	The Shareholders receiving the Valuation Notice will select one of the Potential Valuator's to act as the valuator (the "Valuator"). The Valuator will be selected from the Potential Valuators by a majority vote of the Shareholders receiving the Valuation Notice.

(d)	The Valuator will value the Shares in accordance with generally accepted accounting principles in the jurisdiction in which the Corporation is incorporated or continued.

(e)	The Shareholder desiring the valuation will pay the cost of the valuation.

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AMENDING AGREEMENT TO SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT (the “Amending Agreement”) is made as of Effective Date BETWEEN Etapa Window Fashions Inc. (“Etapa”, or the “Corporation”) and the undersigned shareholders (the “Shareholders” and with the Corporation, each, individually, a “Party” and collectively, the “Parties”) of the USA (defined below).

BACKGROUND

A.	The Parties entered into the shareholders’ agreement dated as of 1 June 2014 (the “USA”).

B.	The Parties now wish to amend the USA for the purposes of changing the share transfer provisions and the redemption share provisions for an inactive shareholder, to allow additional permitted transfers (“Permitted Transfers”).

C.	The Shareholders have unanimously executed a resolution approving the Amending Agreement in accordance with section 39 of the USA.

NOW THEREFORE WITNESSETH THAT in consideration of the allowance of additional Permitted Transfer, the parties hereto agree to amend the USA as follows:

1.	The recitals herein before set out are true in substance and in fact.

2.	The following sections in the USA are to be amended as follows:

(a)            In section 2 of Schedule “G”:Share Transfer Provisions, the following text:

“2.	There shall be no restriction on the transfer of Shares by a Shareholder to an affiliate or subsidiary of the Shareholder as long as such affiliate or subsidiary is controlled (as defined in the Act) by such Shareholder.

”

shall be deleted and replaced with the following:

“2.	There shall be no restriction on the transfer of Shares by a Shareholder to the following Persons:

(a)	spouse of the Shareholder;
(b)	children of the Shareholder;
(c)	sister or brother of the Shareholder;
(d)	mother or father of the Shareholder;
(e)	grandmother or grandfather of the Shareholder;
(f)	first cousin of the Shareholder;
(g)	grandson or granddaughter of the Shareholder;
(h)	uncle or aunt of the Shareholder; or
(i)	an affiliate or subsidiary of the Shareholder as long as such affiliate or subsidiary is controlled (as defined in the Act) by such Shareholder (the foregoing (a) to (i) are known as the “Permitted Transfers”).

“

(b)                In section 2 of Schedule “H”:Inactive Shareholder, the following text:

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“2.	Shares held by an Inactive Shareholder (the “Redemption Shares”) shall, unless agreed to in writing by the Voting Shareholders who are not an Inactive Shareholder as a result of the provisions of this Schedule “H” (the “Non-Inactive Majority”), be redeemed, at the sole discretion of the Non-Inactive Majority, immediately for the number of Class B Shares that is, in aggregate, equivalent to the Fair Market Value of such Redemption Shares in all occurrences of a Redemption Event (as defined above).

”

shall be deleted and replaced with the following:

“2.	Shares held by an Inactive Shareholder (the “Redemption Shares”) shall, unless agreed to in writing by the Voting Shareholders who are not an Inactive Shareholder as a result of the provisions of this Schedule “H” (the “Non-Inactive Majority”), at the sole discretion of the Inactive Shareholder, shall be:

(a)	redeemed immediately for the number of Class B Shares that is, in aggregate, equivalent to the Fair Market Value of such Redemption Shares in all occurrences of a Redemption Event (as defined above); or

(b)	transferred immediately to a Permitted Transfers.

“

2.	The Parties confirm that in all other respects, the terms, covenants and conditions of the USA remain unchanged and in full force and effect, except as modified by this Amending Agreement. It is understood and agreed that all terms and expressions when used in this Amending Agreement shall, unless a contrary intention is expressed herein, have the same meanings as ascribed to them in the USA.

3.	Each of the parties here acknowledges that it has been afforded the opportunity of receiving independent legal advice concerning this Agreement, and in the event that any party has executed this Agreement without the benefit of independent legal advice, it hereby waives the right to receive such independent legal advice.

4.	This Agreement shall be deemed to be an agreement made in and shall be performed, construes and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

5.	This Amending Agreement shall endure to the benefit and be binding upon the parties hereto and their respective heirs, executors, administrators and assigns as the case may be.

6.	This Agreement may be executed by any person who from time to time becomes a party hereto by its signing a counterpart hereof (whether in original or facsimile form), each of which counterparts so executed shall be deemed to be an original and such counterparts together shall constitute a single instrument bearing the date first written above.

7.	This Amending Agreement is effective as of 15 March 2015 (the “Effective Date”).

[The remainder of this page is intentionally left blank]

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The foregoing agreement is approved by the Corporation and the voting shareholders, as of the Effective Date, pursuant to the provisions of the Act and as evidenced by the signatures below. This resolution may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

ETAPA WINDOW FASHIONS INC.

Per: _________________________

Trung Pham

President

I have the authority to bind the Corporation.

[SHAREHOLDERS:]

[Signature Page to the Amending Agreement]

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SECOND AMENDING AGREEMENT TO SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT (the “Second Amending Agreement”) is made as of Effective Date BETWEEN Etapa Window Fashions Inc. (“Etapa”, or the “Corporation”) and the undersigned shareholders (the “Shareholders” and with the Corporation, each, individually, a “Party” and collectively, the “Parties”) of the Shareholders Agreement (defined below).

BACKGROUND

A.	The Parties entered into the shareholders’ agreement dated as of 1 June 2014 (the “Shareholders Agreement”).

B.	The Parties now wish to amend the USA for the purposes of changing the amendment provision (section 39), to allow for an amendment of the Agreement by Majority Voting Shareholder Approval as defined in Schedule “F”.

C.	The Shareholders have unanimously executed a resolution approving the Second Amending Agreement in accordance with section 39 of the USA.

NOW THEREFORE WITNESSETH THAT in consideration of the mutual covenants and obligations herein set forth, the Parties hereto agree to amend the USA as follows:

1.	The recitals herein set out are true in substance and in fact.

2.	The following sections in the USA are to be amended as follows:

(a)                In section 39 of the USA, the following text:

"This Agreement will not be amended or modified except by the written agreement of all the Voting Shareholders. All Voting Shareholders acting collectively, without the consent of the Corporation, may modify, amend or rescind this Agreement"

shall be deleted and replaced with the following:

"This Agreement will not be amended or modified except by the written agreement of the majority approval of the Voting Shareholders of the Corporation holding in aggregate 50.1% of the voting shares of the Corporation (Majority Voting Shareholder Approval as defined in Schedule F:Management Rights). With Majority Voting Shareholder Approval, the Corporation may modify, amend or rescind this Agreement, in addition to any other approval required by law."

2.	The Parties confirm that in all other respects, the terms, covenants and conditions of the USA remain unchanged and are in full force and effect, except as modified by this Second Amending Agreement. It is understood and agreed that all terms and expressions when used in this Second Amending Agreement shall, unless a contrary intention is expressed herein, have the same meanings as ascribed to them in the USA.

3.	Each of the parties hereby acknowledges that it has been afforded the opportunity of receiving independent legal advice concerning this Agreement, and in the event that any party has executed this Agreement without the benefit of independent legal advice, it hereby waives the right to receive such independent legal advice.

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4.	This Agreement shall be deemed to be an agreement made in and shall be performed, construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

5.	This Second Amending Agreement shall enure to the benefit and be binding upon the Parties hereto and their respective heirs, executors, administrators and assigns, as the case may be.

6.	This Agreement may be executed by any person who from time to time becomes a party hereto by signing a counterpart hereof (whether in original or facsimile form), each of which counterpart so executed shall be deemed to be an original and such counterpart together shall constitute a single instrument bearing the date written below.

7.	This Second Amending Agreement is effective as of 12 May 2015 (the “Effective Date”).

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The foregoing agreement is approved by the Corporation and the voting shareholders, as of the Effective Date, pursuant to the provisions of the Canada Business Corporations Act, RSC 1985,c. C-44 and as evidenced by the signatures below. This resolution may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

ETAPA WINDOW FASHIONS INC.

Per: _________________________

Trung Pham

President

I have the authority to bind the Corporation.

[SHAREHOLDERS]:

[Signature Page to the Second Amending Agreement.]

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THIRD AMENDING AGREEMENT TO SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT (the “Third Amending Agreement”) is made as of Effective Date BETWEEN Axis Labs Inc. (formally known as Etapa Windows Fashions Inc.) (“Corporation”) and the undersigned shareholders (the “Shareholders” and with the Corporation, each, individually, a “Party” and collectively, the “Parties”) of the Shareholders Agreement (defined below).

BACKGROUND

A.	The Parties entered into the shareholders’ agreement dated as of 1 June 2014 (the “Shareholders Agreement”).

B.	The Parties executed an Amending Agreement to Shareholders Agreement dated 15 April 2015 and a Second Amending Agreement dated 15 May 2015 which will remain unchanged, which permitted the Shareholders Agreement to be amended on the written approval of the Voting Shareholders of the Corporation holding in aggregate 50.1% of the voting shares of the Corporation.

C.	The Parties now wish to amend the Shareholders Agreement for the third time for the purposes of amending Schedule F to allow for certain decisions to be made by the directors without shareholder approval; and to amend s. 10 of the Shareholders Agreement to permit the Corporation to have more than one signing officer

NOW THEREFORE WITNESSETH THAT in consideration of the mutual covenants and obligations herein set forth, the Parties hereto agree to amend the Shareholders Agreement as follows:

1.	The recitals herein set out are true in substance and in fact.

2.	The following sections in the Shareholders Agreement are to be amended as follows:

(a)                In schedule F of the Shareholders Agreement the following text:

SCHEDULE “F”: MANAGEMENT RIGHTS

This Schedule is pursuant to the amended and restated shareholders’ agreement (“SHA”) among Trung Pham (“Trung”) and Etapa Window Fashions Inc. dated as of the Effective Date.

Exercise of Authority

1.	Unless otherwise expressly required in this Agreement, all decisions, approvals, determinations and consents of the Directors or the Voting Shareholders required by this Agreement are decided, approved, determined or consented to by either the majority approval of the Directors at a Director’s meeting (“Directors’ Majority Approval”) or the majority approval of the Voting Shareholders at a meeting of the shareholders, as applicable, or by written resolution signed by those Directors or those Voting Shareholders that are required to achieve quorum (as described below), as the case may be. The chairman of any meeting of the Directors will not have a second, double or casting vote if there is a tie in the votes cast at any meeting of the Directors.

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ShareholderMajority Approvals

2.	Majority Voting Shareholder Approval. Despite having achieved quorum at a meeting of the Shareholders, the Corporation may not make a decision about, take action on or implement any of the following matters with the majority approval of Voting Shareholders of the Corporation holding in aggregate 50.1% of the voting shares of the Corporation (“Majority Voting Shareholder Approval”), in addition to any other approval required by law:

Corporate Changes

(a)	Amendment of the Articles: Amending, replacing or superseding the Articles, except to: (i) resolve any conflict in favour of this Agreement, (ii) change the name of the Corporation; or (iii) change the registered office of the Corporation;

(b)	Amendment of the By-laws: Amending or revoking the By-laws in whole or in part or enacting any additional By-laws, except to resolve any conflict in favour of this Agreement;

(c)	Changes to Senior Management, auditor, financial institution or corporate counsel: Appointing, changing or terminating any of the: signing officers in respect of legal documents, senior management, financial institution, accountants or corporate counsel, of the Corporation (individually and collectively, the “Change or Termination”), subject to the additional provision that any failure of the Voting Shareholders to agree unanimously within 30 days of receiving notice of a Change or Termination shall result in immediate arbitration pursuant to the dispute resolution provisions of this Agreement with costs of the arbitration to be borne by the losing party notwithstanding any other provision of this Agreement.

Financial Matters

(d)	Tax Matters: Making, electing or filing any material tax election;

(e)	Year End: Changing the financial year of the Corporation;

Transactional Matters

(f)	Purchasing securities: Purchasing or otherwise acquiring any securities or other ownership, equity or proprietary interests in any Person, or incorporating or creating any Subsidiary, except as contemplated by the annual business plan;

(g)	Disposition of Undertakings: Selling, transferring, mortgaging, pledging or otherwise disposing of any securities or other ownership, equity or proprietary interest in any other Person;

(h)	Debt Financing: Creating, assuming, or incurring any debt, liability or obligation of any nature which assures or guarantees in any way the payment or performance (or payment of damages in the event of non-performance) of any debt or other liability or obligation in any amount greater than or equal to CAD 150,000 that is not otherwise contemplated by an Annual Business Plan (as defined above) as established or amended from time to time;

(i)	Major Leases: Leasing of property of the Corporation of value greater than or equal to $150,000;

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(j)	Insolvency-related Matters: (i) Acknowledging the insolvency of the Corporation or the inability of the Corporation to pay its debts as they become due; (ii) making an assignment for the benefit of the creditors of the Corporation; (iii) appointing or allowing the appointment of any receiver, receiver-manager, trustee, liquidator or other person acting in a similar capacity; (iv) instituting any proceeding seeking to have the Corporation adjudicated a bankrupt or insolvent; or (v) taking any action or instituting any proceeding for the purpose of, or leading to, the liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Corporation or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors;

(k)	Litigation Matters: (i) Commencing any action, suit or proceeding; (ii) compromising or settling any action, suit, proceeding; (iii) compromising or settling any material administrative proceeding or investigation; or (iv) submitting to binding arbitration, except pursuant to the Dispute Resolution Provisions set out below.

(l)	Approval and amendment of the Annual Business Plan: Approval and amendment of the annual business plan, subject to the requirement that budget items that exceed $100,000 shall require the signatures of two authorized signing officers; for clarity, upon receiving approval, the draft annual business plan becomes the “Annual Business Plan” for such financial year and the budget approval in the Annual Business Plan for a given year becomes the “Annual Budget” for such financial year;

(m)	Committees: Creating any committees of the board of Directors;

(n)	Disposition of Undertakings: Any leasing arrangements;

(o)	Asset acquisitions out of the ordinary course: Purchasing, leasing or entering into any contract or amending, modifying, restoring, replacing or supplementing any contract which the Corporation is a party to, or otherwise acquiring any property or assets;

(p)	Major Leases: Leasing of property of the Corporation of value more than $150,000;

(q)	Dividends: Subject to solvency requirements under the Act, and to the extent permitted by law and after establishing sufficient reserves for the normal operation of the Corporation's business activities and debt serving requirements, declaring or paying of any dividend or other distribution on or in respect of any Shares or other securities of the Corporation;

(r)	Contracts with Shareholders or Affiliates: Making or entering into any contract or amending, modifying, restoring, replacing or supplementing any contract between the Corporation and any Director, Officer, Shareholder or Affiliate of the Corporation or any representative, relative or other person of a non-arm’s length relationship with any of the aforementioned persons;

(s)	Loans to Shareholders or Affiliates: Making any loan or advance from the Corporation or any Subsidiary to any Person, except as contemplated by the Annual Business Plan;

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Mergers, Acquisitions, Joint Ventures, Divestitures

(t)	Amalgamation and Merger: Amalgamating, merging or entering into an arrangement or other corporate reorganization involving the Corporation or the continuance of the Corporation into any other jurisdiction, except as contemplated by the Annual Business Plan;

(u)	Sale of Intellectual Property: Sale, marketing, distribution or any other action outside the Corporation relating to intellectual property created by the Corporation, except as contemplated by the Annual Business Plan;

(v)	Joint Ventures: Entering into any joint venture agreement or partnership with another Person, except as contemplated by the Annual Business Plan;

(w)	Security Acquisitions and Spin-offs: Purchasing or otherwise acquiring any securities or other ownership, equity or proprietary interests in any Person, or incorporating or creating any Subsidiary, except as contemplated by the Annual Business Plan; and

Non-Arms Length Transactions

(x)	Non-Arms-Length Transactions: (i) Paying any advance, salary, bonus, consulting fee, management fee, incentive compensation or other amount; or (ii) making any loan or advance from the Corporation or any Subsidiary; or (iii) granting any other benefits, to any Director, former Director, Officer, Shareholder, employee or Affiliate of the Corporation or any representative, relative or other person of a non-arm’s-length relationship with any of the aforementioned persons.

(y)	Repayment of Shareholder Loans: Repaying any debt owing by the Corporation to any Shareholder or any associate or affiliate of a Shareholder or making or entering into any agreement or amending, modifying, restoring, replacing or supplementing any contract by the Corporation restricting, or permitting any other party to accelerate or demand payment of Corporation indebtedness upon the sale, transfer, or other disposition by a Shareholder of his or her shares or loan; and

Share Capital

(z)	Purchase of Shares by the Corporation: Purchasing, redeeming or acquiring any Shares or other securities of the Corporation, except as expressly permitted by this Agreement;

(aa)	Dealings with the stated capital: Paying or distributing amounts out of any stated capital account, reducing any stated capital account, distributing any surplus or earnings, or returning any capital;

(bb)	Share Issuance Matters: matters relating to: (i) changing the authorized capital of the Corporation; (ii) changing of the number of issued and outstanding securities or increasing or reducing the capitalization of the Corporation, by way of split, conversion, exchange of securities or otherwise;(iii) allotting, reserving, setting aside or issuing any Shares; or (iv) issuing or granting any rights, warrants or options to purchase, acquire or otherwise obtain any unissued Shares;

(cc)	Share Transfer Approvals: Approving any transfer of Shares by any Shareholder, except in accordance with this Agreement;

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Fundamental Changes

(dd)	Material Change in the Business: Changing materially the Business of the Corporation or taking any action which may lead to or result in such change.

(ee)	Sale of the Business: Selling, transferring, leasing, exchanging or otherwise disposing of all or substantially all of the assets of the Corporation or one or more of its Subsidiaries.

Granting Approval

3.	Shareholders have ten (10) Business Days to give or decline any approval needed from the date that such request for approval is received by such Shareholders in writing. Subject to the provisions of any existing or future voting trust agreements to the contrary, where any such voting trust agreements have been approved by unanimous Shareholder approval, if a Shareholder fails to respond within the specified time period, that Shareholder is deemed to have given the approval requested.

shall be deleted and replaced with the following:

SCHEDULE “F”:  MANAGEMENT RIGHTS

This Schedule is pursuant to the amended and restated shareholders’ agreement (“SHA”) among Trung Pham (“Trung”) and Etapa Window Fashions Inc. dated as of the Effective Date.

Exercise of Authority

1.	Unless otherwise expressly required in this Agreement, all decisions, approvals, determinations and consents of the Directors or the Voting Shareholders required by this Agreement are decided, approved, determined or consented to by either the majority approval of the Directors at a Director’s meeting (“Directors’ Majority Approval”) or the majority approval of the Voting Shareholders at a meeting of the shareholders, as applicable, or by written resolution signed by those Directors or those Voting Shareholders that are required to achieve quorum (as described below), as the case may be. The chairman of any meeting of the Directors will not have a second, double or casting vote if there is a tie in the votes cast at any meeting of the Directors.

Shareholder Majority Approvals

2.	Majority Voting Shareholder Approval. Despite having achieved quorum at a meeting of the Shareholders, the Corporation may only make a decision about, take action on or implement any of the following matters with the majority approval of Voting Shareholders of the Corporation, provided such Voting Shareholders include Trung, holding in aggregate 50.1% of the voting shares of the Corporation (“Majority Voting Shareholder Approval”), in addition to any other approvals or voting majorities required by law:

Corporate Changes

(a)	Amendment of the Articles: Amending, replacing or superseding the Articles, except to: (i) resolve any conflict in favour of this Agreement, (ii) change the name of the Corporation; or (iii) change the registered office of the Corporation;

(b)	Amendment of the By-laws: Amending or revoking the By-laws in whole or in part or enacting any additional By-laws, except to resolve any conflict in favour of this Agreement;

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(c)	Changes to Senior Management, auditor, financial institution or corporate counsel: Appointing, changing or terminating senior management, which includes but is not limited to the CEO, President, and Secretary.

(d)	Approval and amendment of the Annual Business Plan: Approval and amendment of the annual business plan, subject to the requirement that budget items that exceed $100,000 shall require the signatures of two authorized signing officers; for clarity, upon receiving approval, the draft annual business plan becomes the “Annual Business Plan” for such financial year and the budget approval in the Annual Business Plan for a given year becomes the “Annual Budget” for such financial year;

(e)	Contracts with Shareholders or Affiliates: Making or entering into any contract or amending, modifying, restoring, replacing or supplementing any contract between the Corporation and any Director, Officer, Shareholder or Affiliate of the Corporation or any representative, relative or other person of a non-arm’s length relationship with any of the aforementioned persons;

Mergers, Acquisitions, Joint Ventures, Divestitures

(f)	Amalgamation and Merger: Amalgamating, merging or entering into an arrangement or other corporate reorganization involving the Corporation or the continuance of the Corporation into any other jurisdiction, except as contemplated by the annual business plan;

(g)	Sale of Intellectual Property: Sale, marketing, distribution or any other action outside the Corporation relating to intellectual property created by the Corporation, except as contemplated by the Annual Business Plan;

Share Capital

(h)	Dealings with the stated capital: Paying or distributing amounts out of any stated capital account, reducing any stated capital account, distributing any surplus or earnings, or returning any capital;

(i)	Share Issuance Matters: matters relating to: (i) changing the authorized capital of the Corporation; (ii) changing of the number of issued and outstanding securities or increasing or reducing the capitalization of the Corporation, by way of split, conversion, exchange of securities or otherwise;(iii) allotting, reserving, setting aside or issuing any Shares; or (iv) issuing or granting any rights, warrants or options to purchase, acquire or otherwise obtain any unissued Shares;

(j)	Share Transfer Approvals: Approving any transfer of Shares by any Shareholder, except in accordance with this Agreement;

Fundamental Changes

(k)	Material Change in the Business: Changing materially the Business of the Corporation or taking any action which may lead to or result in such change.

(l)	Sale of the Business: Selling, transferring, leasing, exchanging or otherwise disposing of all or substantially all of the assets of the Corporation or one or more of its Subsidiaries.

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Granting Approval

3.	Shareholders have ten (10) Business Days to give or decline any approval needed from the date that such request for approval is received by such Shareholders in writing. Subject to the provisions of any existing or future voting trust agreements to the contrary, if a Shareholder fails to respond within the specified time period, that Shareholder is deemed to have given the approval requested.

(b)	In schedule E section 7 of the Shareholders Agreement the following text:

7.	At least: (a) fourteen (14) days (exclusive of the day on which the notice is given and of the day of such meeting) prior written notice of any planned Voting Shareholders’ meeting; and (b) twenty-one (21) days (exclusive of the day on which the notice is given and of the day of such meeting) prior written notice of any unplanned Voting Shareholders’ meeting, must be given, unless all of the Voting Shareholders are present or those absent waive such notice. A Shareholder is not considered present at a meeting where that Shareholder attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

shall be deleted and replaced with the following:

7.	At least: (a) five (5) days (exclusive of the day on which the notice is given and of the day of such meeting) prior written notice of any planned Voting Shareholders’ meeting; and (b) five (5) days (exclusive of the day on which the notice is given and of the day of such meeting) prior written notice of any unplanned Voting Shareholders’ meeting, must be given, unless all of the Voting Shareholders are present or those absent waive such notice. A Shareholder is not considered present at a meeting where that Shareholder attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

(c)	In Section 10 of the Shareholders Agreement the following text:

Instruments in writing requiring execution by the Corporation may be signed by any Director or Officer, holding at minimum 50.1% of the issued and outstanding voting shares, and all instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality.

shall be deleted and replaced with the following:

Instruments in writing requiring execution by the Corporation may be signed by any Director or Officer, so authorized by the Board of Directors, provided that any instrument involving an amount over $500,000 must be signed by Trung, and all instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality.

2.	The Parties confirm that in all other respects, the terms, covenants and conditions of the Shareholders Agreement remain unchanged and are in full force and effect, except as modified by this Third Amending Agreement. It is understood and agreed that all terms and expressions when used in this Third Amending Agreement shall, unless a contrary intention is expressed herein, have the same meanings as ascribed to them in the Shareholders Agreement.

3.	Each of the parties hereby acknowledges that it has been afforded the opportunity of receiving independent legal advice concerning this Agreement, and in the event that any party has executed this Agreement without the benefit of independent legal advice, it hereby waives the right to receive such independent legal advice.

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4.	This Agreement shall be deemed to be an agreement made in and shall be performed, construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

5.	This Third Amending Agreement shall enure to the benefit and be binding upon the Parties hereto and their respective heirs, executors, administrators and assigns, as the case may be.

6.	This Agreement may be executed by any person who from time to time becomes a party hereto by signing a counterpart hereof (whether in original or facsimile form), each of which counterpart so executed shall be deemed to be an original and such counterpart together shall constitute a single instrument bearing the date written below.

7.	This Third Amending Agreement is effective as of 1 August 2017 (the “Effective Date”).

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The foregoing agreement is approved by the Corporation and the voting shareholders, as of the Effective Date, pursuant to the provisions of the Canada Business Corporations Act, RSC 1985, c. C-44 and as evidenced by the signature below.

AXIS LABS INC.

Per: _________________________

Trung Pham

President

I have the authority to bind the Corporation.

Majority Shareholder, holding more than 50.1% of the issued and outstanding shares

[Signature Page to the Third Amending Agreement.]

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